Exhibit 3.49

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:28 AM 01/03/2007
FILED 09:28 AM 01/03/2007
SRV 070000900 - 4278533 FILE

CERTIFICATE OF FORMATION

OF

QUALITY INVESTMENT PROPERTIES METRO, LLC

This Certificate of Formation of Quality Investment Properties Metro, LLC (the "LLC"), dated December 20, 2006 has been duly executed and is being filed by Mark D. Waddington, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Quality Investment Properties Metro, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Capitol Services, Inc., 615 South DuPonf Highway, Dover, Kent County, Delaware 19901.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are Capital Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901.

IN WITHNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Mark D. Waddington
Name: Mark D. Waddington
Authorized Person

State of Delaware
Secretary of State
Division or Corporations
Delivered 03:34 PM 10/23/2009
FILED 03:23 PM 10/23/2009
SRV 090960130 - 4278533 FILE

CERTIFICATE OF MERGER

OF

QUALITY TECHNOLOGY SERVICES METRO, LLC

INTO

QUALITY INVESTMENT PROPERTIES METRO, LLC

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, Quality Investment Properties Metro, LLC, a Delaware limited liability company (the “Company”), does hereby certify to the following facts relating to the merger of Quality Technology Services Metro, LLC, a Delaware limited liability company (the “Merger Party”), with and into the Company, with the Company surviving (the “Merger”):

FIRST:   that the name and jurisdiction of formation or organization of each constituent entity that is a party to the Merger is as follows:

Name	Jurisdiction of Formation

Quality Investment Properties Metro, LLC	Delaware

Quality Technology Services Metro, LLC	Delaware

SECOND:   that an Agreement and Plan of Merger has been approved and executed by the Company and the Merger Party in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

THIRD:   that the name of the surviving limited liability company shall be “Quality Investment Properties Metro, LLC.”

FOURTH:   that the Merger shall become effective on October 23, 2009, at 5:00 PM (Eastern Daylight Time).

FIFTH:   that the executed Agreement and Plan of Merger is on file at the place of business of the Company at the following address:

Quality Investment Properties Metro, LLC

c/o QualityTech, LP

12851 Foster Street, Suite 205

Overland Park, Kansas 66213

SIXTH: that the Company will furnish a copy of the Agreement and Plan of Merger on request and without cost to any member of the Company or the Merger Party.

IN WITNESS WHEREOF, Quality Investment Properties Metro, LLC has caused this Certificate of Merger to be duly executed as of this 23rd day of October, 2009.

QUALITY INVESTMENT PROPERTIES METRO, LLC

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer and Authorized Person